INTL FCStone Inc. Names Scott Branch as President.

NEW YORK, May 13, 2013 -- INTL FCStone Inc. (Nasdaq:INTL) (“the Company”) today announced that the board of directors has appointed Scott Branch to the office of President of INTL FCStone Inc.

Mr. Branch joined INTL FCStone (or International Assets Holding Corporation, as it was then known) in October 2002 as President and was elected to the board of directors in December 2002, after making a substantial investment in the company. He has remained a director since that time. After the Company's merger with FCStone Group, Inc. in September 2009, he was appointed Chief Operating Officer and Pete Anderson of FCStone Group was appointed President. The office of President was vacated upon Mr. Anderson's retirement in October 2012. The board of directors has decided to leave the office of Chief Operating Officer vacant for the present.

About INTL FCStone Inc.
INTL FCStone Inc. (INTL) provides execution and advisory services in commodities, currencies and international securities. INTL's businesses, which include the commodities advisory and transaction execution firm FCStone Group, serve more than 20,000 customers in more than 100 countries through a network of offices in twelve countries around the world.

Further information on INTL is available at www.intlfcstone.com.

Contact
INTL FCStone Inc.
Kent Coughlin
Director of Public Relations
+1-615-969-8221
kent.coughlin@intlfcstone.com